Exhibit 10.16

SPONSOR AGREEMENT

THIS SPONSOR AGREEMENT (the “Agreement”) is made as of February 12, 2010, by and among Sun Zone Investments Limited, a company organized under the laws of the British Virgin Islands (“Sun Zone”), and Sze Kit Ting (collectively with Sun Zone, the “Sellers”) and certain holders of securities of Hambrecht Asia Acquisition Corp., a Cayman Islands company (the “Company”), who execute a counterpart signature page hereto (each a “Sponsor” and collectively, the “Sponsors”).  Capitalized terms not otherwise defined in this Agreement have the same meaning as such capitalized terms have in the Exchange Agreement (as defined below).

The Sellers have entered into a share exchange agreement (the “Exchange Agreement”) with Honesty Group Holdings Limited (“Honesty Group”) and the Company pursuant to which the Sellers agreed to sell the Company all of their outstanding interests in Honesty Group.  In connection with entering into the Exchange Agreement, and as a condition to the execution by Sellers of the Exchange Agreement, the Sellers have requested that the Sponsors enter into this Agreement.

Certain of the Sponsors, consisting of John Wang, Robert J. Eu, Cannon Family Irrevocable Trust, AEX Enterprises Limited, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, Shea Ventures LLC, and Marbella Capital Partners Ltd (the “Initial Sponsors”) have entered into a Securities Escrow Agreement (the “IPO Escrow Agreement”), dated as of March 7, 2008, with Continental Stock Transfer & Trust Company, as escrow agent (the “IPO Escrow Agent”), pursuant to which the Initial Sponsors have deposited in escrow their HMAUF Shares to be held for a period of one year following the Closing of the transactions contemplated by the Exchange Agreement or another Business Combination as described in the IPO Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

I. Earn-Out.

A. Each Sponsor agrees that the number of HMAUF Shares owned by such Sponsor and set forth opposite such Sponsor’s name in the column captioned “Earn-Out Shares” on Exhibit A (the “Earn-Out Shares”) shall be forfeited and cancelled unless the First Earn-Out Milestone is met or the Second Earn-Out Milestone is met.  Each Sponsor agrees to enter into the Escrow Agreement with the Escrow Agent, the Sellers and the Company simultaneously with the Closing.

B. At the Closing, each Sponsor whose HMAUF Shares are not held by the IPO Escrow Agent shall transfer and deliver to the Escrow Agent under the Escrow Agreement such Sponsor’s Earn-Out Shares.  At the Closing, each Sponsor whose HMAUF Shares are held by the IPO Escrow Agent shall deliver irrevocable instructions to the IPO Escrow Agent to deliver to the Escrow Agent such Sponsor’s Earn-Out Shares at the time such Earn-Out Shares would otherwise be delivered to such Sponsor under the IPO Escrow Agreement.  At the Closing, each Sponsor shall deliver to the Escrow Agent all stock powers, assignments and related documents as may be necessary to effect the transfer to the Company and cancellation of such Sponsor’s Earn-Out Shares.

C. If the First Earn-Out Milestone is met, each Sponsor shall be entitled to receive such Sponsor’s Earn-Out Shares on the First Earn-Out Milestone Date.  If the First Earn-Out Milestone is not met but the Second Earn-Out Milestone is met, each Sponsor shall be entitled to receive such Sponsor’s Earn-Out Shares on the Second Earn-Out Milestone Date.  If neither the First Earn-Out Milestone nor the Second Earn-Out Milestone is met, all of the Earn-Out Shares shall be forfeited to the Company and cancelled.  The Earn-Out Shares shall be released to the Sponsors or the Company at the times and in the manner provided in the Escrow Agreement.

II. Forfeited Shares.  Each Sponsor agrees that the number of HMAUF Shares owned by such Sponsor and set forth opposite such Sponsor’s name in the column captioned “Forfeited Shares” on Exhibit A (the “Forfeited Shares”) shall be forfeited and cancelled effective as of the Closing.  At the Closing, each Sponsor whose HMAUF Shares are not held by the IPO Escrow Agent shall transfer and deliver to the Company such Sponsor’s Forfeited Shares.  Each Sponsor whose HMAUF Shares are held by the IPO Escrow Agent shall deliver irrevocable instructions to the IPO Escrow Agent to deliver to the Company such Sponsor’s Forfeited Shares at the time such Forfeited Shares would otherwise be delivered to such Sponsor under the IPO Escrow Agreement.  At the Closing, each Sponsor shall deliver to the Company all stock powers, assignments and related documents as may be necessary to effect the transfer to the Company and cancellation of such Sponsor’s Forfeited Shares.

III. Lock Up.

A. Each Sponsor agrees to not offer, sell, contract to sell, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, of or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to (collectively, a “Disposition”) any HMAUF Shares owned by such Sponsor on the date hereof for a period commencing on the date hereof and ending on the second anniversary of the Closing Date, inclusive, without the prior written consent of the Company; provided, however, that the Sponsor may transfer: (1) any HMAUF Shares to any partner, sponsor or member of the Sponsor if, prior to such transfer, such partner, sponsor or member agrees in writing to be bound by the restrictions set forth herein; (2) any HMAUF Shares to any controlled affiliate of the Sponsor if, prior to such transfer, such affiliate agrees in writing to be bound by the restrictions set forth herein, (3) any HMAUF Shares for estate planning purposes if, prior to such transfer, the person receiving such Shares agrees in writing to be bound by the restrictions set forth herein, or (4) two-thirds of the HMAUF Shares owned by such Sponsor on the date hereof on or after the one-year anniversary of the Closing Date, and further provided, that the one-third of the HMAUF Shares owned by such Sponsor that are subject to the escrows provided for in the IPO Escrow Agreement or the Escrow Agreement shall not be Disposed of by such Sponsor so long as such HMAUF Shares are subject to such escrows.

B. Each Sponsor hereby consents to the Company issuing a stop transfer instruction to the transfer agent in accordance with the terms of this Agreement. Any sale of HMAUF Shares in violation of this Agreement by a Sponsor without the consent of the Company and Sellers shall constitute a material breach of this Agreement by such Sponsor.

C. Each Sponsor acknowledges that its breach or impending violation of any of the provisions of this Section III may cause irreparable damage to the Company and Sellers for which remedies at law would be inadequate. Each Sponsor further acknowledges and agrees that the provisions set forth herein are essential terms and conditions of this Agreement and that the Company or Sellers may seek to enforce this Agreement by, in addition to any rights or remedies provided under any other agreement, obtaining a decree or order from any court of competent jurisdiction to enjoin such impending or actual violation of any of such provisions. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by the Sponsors. This remedy shall be in addition to all other remedies available to the Company or Sellers at law or equity.

IV. Consent to Warrant Amendment.  Each Sponsor that owns Sponsor Warrants agrees to consent to the Warrant Amendment.

V. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received if delivered personally, if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the addresses indicated on the signature pages hereto (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five days after mailing, notices sent by facsimile shall be effective when the sender receives a receipt acknowledging delivery, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second Business Day after timely delivery to the courier or the day of actual delivery by the courier.

VI. Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company, Sellers or the Sponsors unless such modification, amendment or waiver is signed by each of the parties hereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

VII. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

VIII. Entire Agreement.  Except as otherwise expressly set forth herein, this document and the Escrow Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

IX. Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company, Sellers and their respective successors and assigns and the Sponsors and any subsequent holders of HMAUF Shares and the respective successors and assigns of each of them.

X. Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

XI. Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

XII. Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SIGNATURE PAGE TO

SPONSOR AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

HAMBRECHT ASIA ACQUISITION CORP.

By:	/s/ Robet Eu
Name: Robert Eu
Title: Chairman
Address: 13/F Tower 2
New World tower 18 Queens Road Central
Hong Kong

SIGNATURE PAGE TO

SPONSOR AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SUN ZONE INVESTMENTS LIMITED

By:	/s/ Or Tin Man
Name: Tin Man Or Title: Owner

Address:
c/o Guanke (Fujian) Electron Technological Industry Co. Ltd. SGOCO Technology Park Loushan, Jinjiang City Fujian, China 32200 Attn: Burnette Or, President

/s/ Ting Sze Kit
SZE KIT TING

Address:
Room 2101, 21/F., Block B Healthy Gardens, No. 560 King’s Road North Point, Hong Kong

SIGNATURE PAGE TO

SPONSOR AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

/s/ Robert Eu	/s/ W.R. Hambrecht
Robert Eu Address 1356 Greenwich Street San Francisco, CA 94109 USA	Name: W.R. Hambrecht + Co, LLC Title: c/o Jonathan Fayman, Pier 1, Bay 3 San Francisco, CA 94111 USA

/s/ John Wang	/s/ W.R. Hambrecht
John Wang Loft 2-305, 283 West Jianguo Road XuHiu District, Shanghai 200031	Hambrecht 1980 Revocable Trust c/o Anna Schweizer, Pier 1, Bay 3 San Francisco, CA 94111 USA

/s/ Stephen N. Cannon	/s/ Edward H. Shea
Cannon Family Irrevocable Trust 2538 Hayward Drive Burlingame, CA 94010 USA	Shea Ventures LLC P.O. Box 489, 655 Brea Canyon Road Walnut

/s/ Robert Eu	/s/ John Wang
AEX Enterprises Limited Rm 802, AIA Tower, 183 Electric Road North Point, Hong Kong	Marbella Capital Partners Ltd. Loft 2-305, 283 West Jianguo Road XuHui District, Shanghai 200031

EXHIBIT A

Sponsor Affiliates & Beneficiaries
PRESENT			Total Sponsor Shares after Forfeit	Lock-up Post Combination	Earnout Escrow

Beneficiaries	Share Ownership		Total Sponsor Shares	New Initial Share Ownership	Earnout Ownership

Robert Eu	173,275	16.3%	152,881	50,961	101,920

Total WRH + Co.	178,275	16.8%	157293	104,862	52,431

Hambrecht Revocable Trust	88,333	8.3%	77,937	51,958	25,979

AEX Enterprises Limited	88,333	8.3%	77,937	51958	25,979

John Wang	230,000	21.7%	202,930	135,287	67,643

Marbella Capital Partners Ltd.	40,000	3.8%	35,292	23,528	11,764

Steve Cannon	173,275	16.3%	152,881	152,881	–

Shea Ventures LLC	88,333	8.3%	77,937	51,958	25,979

TOTALS	1,059,825	100.0%	935,089	623,393	311,696

EXHIBIT A

Sponsor Name	Original Escrow Shares	Earn-Out Shares	Forfeited Shares

John Wang	230,000	67,643	27,070

Robert Eu	173,275	50,960	20,394

Cannon Family Irrevocable Trust	173,275	50,960	20,394

AEX Enterprises Limited	88,333	25,979	10,396

WR Hambrecht + Co., LLC	178,275	52,431	20,982

Hambrecht 1980 Revocable Trust	88,333	25,979	10,396

Shea Ventures LLC	88,333	25,979	10,396

Marbella Capital Partners Ltd.	40,000	11,764	20,394

TOTAL	1,059,875	311696	124,736